Exhibit 99.1

 News Release

Media Contact

Susan Nelson

Vice President, Communications

Dine Brands Global, Inc.

Susan.Nelson@applebees.com

Investor Contact

Ken Diptee

Executive Director, IR

Dine Brands Global, Inc.

Ken.Diptee@dinebrands.com

Dine Brands Global, Inc. Appoints Martha C. Poulter

as Member of Board of Directors

GLENDALE, Calif., August 26, 2021 – The Board of Directors of Dine Brands Global, Inc. today announced the appointment of Martha C. Poulter as a new independent member of its Board of Directors.

Poulter, 54, serves as Senior Vice President and Chief Information Officer, Royal Caribbean Group, a role she has held since 2018.

Prior to Royal Caribbean Group, Poulter served as Executive Vice President and Chief Information Officer at Starwood Hotels and Resorts Worldwide, Inc., where she was the lead architect of their guest-facing technology strategy and guest experiences.

Earlier in her career, Poulter served in numerous leadership positions with General Electric Company, most recently as Vice President and Chief Information Officer for GE Capital.

“Martha is a well-respected Fortune 500 CIO with 32 years of experience in complex, global IT consumer-focused industries; leading corporate transformational changes that capture market share and embrace technology for competitive advantage,” says Richard Dahl, Chairman of the Board of Directors, Dine Brands Global, Inc.

“The Board of Directors, Dine, and our Brands will benefit greatly from Martha’s experience and worldview, which extend from strategy to operations and encompass a strong understanding of managing outcomes and driving technology and business innovation. Moreover, Martha’s appointment as a member of our Board is further action on our part towards our investments in a technology-driven future for our franchisees and our brands.”

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,450 restaurants combined in 16 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

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